Exhibit 10.4

THIRD AMENDMENT TO LEASE

This Third Amendment to Lease (“Third Amendment”) is made and entered into as of the 8th day of July, 2005 by and between KILROY REALTY, L.P., a Delaware limited partnership (“Landlord”), and FAVRILLE, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A.                                   Landlord and Tenant entered into that certain Office Lease dated January 31, 2003 (the “Office Lease”), as amended by that certain First Amendment to Lease dated July 7, 2004 (the “First Amendment”), and that certain Second Amendment to Lease dated October 11, 2004 (the “Second Amendment”) (the Office Lease, the First Amendment and the Second Amendment are, collectively, the “Lease”), whereby Landlord leased to Tenant and Tenant leased from Landlord (i) those certain premises (the “Original Premises”) known as Suite 150 and consisting of a total of approximately 48,502 rentable square feet of space located on the first (1st) and second (2nd) floors of the building located at 10421 Pacific Center Court, San Diego, California (the “Building”), (ii) those certain premises (the “First Expansion Premises”) consisting of 13,987 rentable square feet of space located on the second (2nd) floor of the Building, and (iii) those certain premises (the “Second Expansion Premises”) known as Suite 125 and consisting of approximately 7,000 rentable square feet of warehouse space located on the first (1st) floor of the Building (the Original Premises, the First Expansion Premises and the Second Expansion Premises are, collectively, the “Existing Premises”).

B.                                     Tenant desires to terminate its month-to-month lease of the Second Expansion Premises and further expand the Existing Premises to include a total of 17,287 rentable square feet of space consisting of the remainder of the first (1st) floor of the Building (which 17,287 rentable square feet of space includes the Second Expansion Premises and shall hereinafter be referred to, collectively, as the “Third Expansion Premises”), and to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease on such terms and conditions as are hereinafter provided.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.

1.                                       Terms.  All undefined terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Third Amendment.

KILROY REALTY

Pacific Corporate Center

[Third Amendment - Favrille, Inc.]

2.                                       Termination of Second Amendment.  Upon the full execution and delivery of this Third Amendment, Tenant’s month-to-month lease of the Second Expansion Premises shall be terminated and the Second Amendment shall be of no further force and effect.

3.                                       Third Expansion Premises.  Effective as of  the date which is the earlier to occur of (i) the date Tenant commences business in the Third Expansion Premises, and (ii) the date of substantial completion of the “Landlord Work” (as that term is defined in Section 5, below), which date is anticipated to be August 1, 2005 (the “Third Expansion Premises Commencement Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Third Expansion Premises.  Consequently, effective upon the Third Expansion Premises Commencement Date, the “Premises,” as that term is defined in the Lease, shall consist of the Original Premises, the First Expansion Premises and the Third Expansion Premises.  Landlord and Tenant hereby acknowledge and agree that the rentable square footage of the Third Expansion Premises shall be as set forth herein and shall not be subject to re-measurement or modification.

4.                                       Third Expansion Term.  Tenant shall lease the Third Expansion Premises for a period of five (5) years (the “Third Expansion Term”).  The Third Expansion Term shall commence upon the Third Expansion Premises Commencement Date and shall expire on the day immediately preceding the fifth (5th) anniversary of the Third Expansion Premises Commencement Date; provided, however, if the Third Expansion Premises Commencement Date shall be other than the first day of a calendar month, then the Third Expansion Term shall expire on the last day of the month in which the fifth (5th) anniversary of the Third Expansion Premises Commencement Date occurs (as applicable, the “Third Expansion Term Expiration Date”).

5.                                       Rent.

4.1                                 Base Rent.  Commencing on the Third Expansion Premises Commencement Date and continuing throughout the Third Expansion Term, Tenant shall pay Annual Base Rent for the Third Expansion Premises as set forth below:

Period During Third Expansion Term	Annual Base Rent	Monthly Installment of Base Rent		Approximate Monthly Base Rental Rate Per Rentable Square Foot of the Third Expansion Premises
Year 1	$162,000.00	$13,500.00	*	$0.781

Year 2	$167,670.00	$13,972.50		$0.808

Year 3	$173,538.48	$14,461.54		$0.837

Year 4	$179,612.28	$14,967.69		$0.866

Year 5	$185,898.73	$15,491.56		$0.896

*                 Notwithstanding anything to the contrary set forth in this Section 4.1, the Monthly

Installment of Base Rent for Year 1 of the Third Expansion Term was agreed upon by Landlord and Tenant. In all subsequent years during the Third Expansion Term, the Monthly Installment of Base Rent was calculated using three and ½ percent (3.5%) annual increases over the previous year’s Monthly Installment of Base Rent. For all periods during the Third Expansion Term, the Approximate Monthly Base Rental Rate Per Rentable Square Foot of the Third Expansion Premises was calculated by dividing the Monthly Installment of Base Rent by the actual square footage of the Third Expansion Premises (i.e., 17,287 rentable square feet).

4.2                                 Additional Rent.  Except as specifically set forth in this Section 4.2, during the Third Expansion Term, Tenant shall pay Tenant’s Share of Direct Expenses for the Third Expansion Premises in accordance with the terms of Article 4 of the Lease and this Third Amendment.  Notwithstanding anything to the contrary set forth in the Lease, as hereby amended, for purposes of calculating the amount of Tenant’s Share of Direct Expenses which Tenant shall pay in connection with the Third Expansion Premises, Tenant’s Share shall equal 21.763%.

6.                                       Improvements in the Third Expansion Premises.  Except as provided herein, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Third Expansion Premises, and Tenant shall accept the Third Expansion Premises in its presently existing, “as-is” condition.  Notwithstanding the foregoing, Landlord shall, at Landlord’s sole cost and expense:  (i) re-carpet the carpeted areas of the Third Expansion Premises , and (ii) re-paint the interior painted walls of the Third Expansion Premises (the foregoing items (i) and (ii) shall be known collectively as the “Landlord Work”).  All such Landlord Work shall be completed to Landlord’s “building standard.”  Landlord and Tenant hereby agree that, except for the Landlord Work, any Alterations constructed in the Third Expansion Premises shall be completed pursuant to the terms and conditions of Article 8 of the Office Lease.

7.                                       Parking.  Commencing on the Third Expansion Premises Commencement Date, and continuing throughout the remainder of the Third Expansion Term, Tenant shall be entitled to use, without charge, three (3) unreserved parking spaces per 1,000 rentable square feet of the Third Expansion Premises.  Tenant’s use of such additional parking spaces shall be subject to all of the terms and condition of Article 28 of the Lease.

8.                                       Tenant’s Signage.  Commencing on the Third Expansion Premises Commencement Date, and continuing throughout the remainder of the Third Expansion Term, Tenant shall have the right, at Tenant’s sole cost, to install Tenant’s name and/or logo on one (1) additional slot on the Building Monument Sign.  The rights granted to Tenant in this Section 7 shall be subject to all of the terms and condition of Article 23 of the Lease.

9.                                       Security Deposit.  Notwithstanding any contrary provision of the Lease, as of the Third Expansion Premises Commencement Date, the Security Deposit held by Landlord shall be increased to equal One Hundred Sixty-Six Thousand Eighteen and 27/100 Dollars ($166,018.27).  Landlord and Tenant acknowledge that Tenant has previously delivered to Landlord and Landlord currently holds the sum of One Hundred Fifty-Two Thousand Five Hundred Eighteen and 27/100 Dollars ($152,518.27) as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease.  Concurrent with Tenant’s execution and delivery of this Third Amendment to Landlord, Tenant shall deposit with Landlord an amount equal to Thirteen Thousand Five Hundred and No/100 Dollars ($13,500.00) to be held by Landlord as part of the Security Deposit.  The L-C Amount shall not be affected by this Third Amendment.

10.                                 Brokers.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Third Amendment except CB Richard Ellis, Inc. and Colliers International (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Third Amendment.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers.  The terms of this Section 9 shall survive the expiration or earlier termination of this Third Amendment.

11.                                 Tenant’s Right of First Refusal.  Landlord and Tenant hereby acknowledge and agree that, commencing on the Third Expansion Premises Commencement Date, and continuing thereafter for the remainder of the Lease Term, the terms of Section 1.3 of the Lease (Right of First Refusal) shall not be applicable to the Third Expansion Premises and, therefore, Section 1.3 of the Lease shall be null and void and of no force or effect with respect to the Third Expansion Premises.

12.                                 No Further Modification.  Except as specifically set forth in this Third Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.  In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Third Amendment, the terms and conditions of this Third Amendment shall prevail.

[signature page to follow]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Third Amendment to be executed on the day and date first above written.

“LANDLORD”:

KILROY REALTY, L.P.,
a Delaware limited partnership

By:	Kilroy Realty Corporation,
a Maryland corporation,
General Partner

By:	/s/ Jeffrey C. Hawken

	Its:	Executive Vice President & COO

By:	/s/ Nadine K. Kirk

	Its:	VP – Legal Administration

“TENANT”:

FAVRILLE, INC.,
a Delaware corporation

By:		/s/ Tamara A. Seymour

	Its:	Chief Financial Officer

By:		/s/ John P. Longenecker

	Its:	President & CEO